Exhibit 99.1

DRAGON ACQUISITION CORPORATION
FORM 10-Q DISCLOSURE

Three Months Ended March 25, 2010

PART I
FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

LEEWELL INVESTMENT GROUP LIMITED
FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 25,	December 25,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$3,131,757	$2,264,438
Restricted cash	1,284,242	1,641,778
Revenue in excess of billings	374,415	4,045,979
Contracts receivable, net	34,134,065	12,552,315
Related party receivable	6,359,857	2,949,102
Inventories	91,450,230	106,452,702
Other receivables, net	110,567	1,634,987
Prepaid expenses	1,460,369	1,461,670
Total Current Assets	138,305,502	133,002,971

PROPERTY, PLANT AND EQUIPMENT, NET	3,328,799	3,461,317
PROPERTY, PLANT AND EQUIPMENT, IDLE	1,760,400	1,530,390
GOODWILL	3,618,203	3,620,670
LAND USE RIGHTS, NET	54,023,669	54,060,495
DEFERRED TAX ASSETS	628,257	657,000
TOTAL ASSETS	$201,664,830	$196,332,843

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	32,274,000	35,217,320
Short term loans	1,753,446	2,719,432
Notes payable	-	146,800
Accounts payable	145,735	487,238
Customer deposits	22,626,395	19,780,472
Other payables	3,946,052	4,186,745
Taxes payable	27,529,207	26,049,956
Other current liabilities	87,257	207,936
Total Current Liabilities	88,362,092	88,795,899

LONG TERM DEBT	4,401,000	4,404,000

LONG TERM DEFERRED TAX LIABILITIES	10,505,360	8,781,998

SHAREHOLDERS' EQUITY
Common stock par value $0.1282 per share, 150,000,000 shares authorized, 102,566,690 shares issued and outstanding at March 25, 2010
and December 25, 2009	13,149,576	13,149,576
Paid in capital	(7,465,626)	(7,465,626)
Appropriated retained earnings	11,407,388	10,298,700
Unappropriated retained earnings	74,332,652	71,326,950
Accumulated other comprehensive income	6,972,388	7,041,346
Total Shareholders' Equity	98,396,378	94,350,946
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$201,664,830	$196,332,843

See accompanying notes to the unaudited consolidated financial statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended
	March 25, 2010	March 25, 2009
SALES	$28,220,196	$16,813,349

COST OF SALES	(21,211,396)	(10,153,850)

GROSS PROFIT	7,008,800	6,659,499

ADVERTISING	(88,231)	(162,504)
SELLING EXPENSES	(18,401)	(8,571)
BAD DEBT RECOVERY	169,612	126,560
GENERAL AND ADMINISTRATIVE EXPENSES	(840,933)	(544,400)
INCOME FROM OPERATIONS	6,230,847	6,070,584

OTHER INCOME (EXPENSES)
Miscellaneous income (expenses)	(14,177)	191,336
Interest expense	(155,384)	(464,060)
	(169,561)	(272,724)

INCOME BEFORE INCOME TAXES	6,061,286	5,797,860

INCOME TAXES
Current	(195,762)	(47,682)
Deferred	(1,757,041)	(1,515,874)
	(1,952,803)	(1,563,556)

NET INCOME	4,108,483	4,234,304

OTHER COMPREHENSIVE INCOME:
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(68,958)	348,288
COMPREHENSIVE INCOME	$4,039,525	$4,582,592

EARNINGS PER COMMON SHARE BASIC AND DILUTED	$0.040	$0.041

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	102,566,690	102,566,690

See accompanying notes to the unaudited consolidated financial statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 25, 2010	March 25, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,108,483	$4,234,304
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt recovery	(169,612)	(126,560)
Depreciation expense	65,924	81,381
Deferred tax expense	1,757,041	1,515,874

Decrease (increase) in operating assets:
Restricted cash	356,296	121,494
Revenue in excess of billings	3,667,558	-
Contracts receivable	(21,396,527)	1,332,342
Related party receivable	(3,411,600)	1,461,089
Inventories	14,924,868	5,707,939
Other receivables	1,405,375	95,265
Prepaid expenses	305	480,482

Increase (decrease) in operating liabilities:
Accounts payable	(341,055)	-
Customer deposits	2,858,423	(14,185,651)
Other payables	(137,334)	(405,593)
Taxes payable	1,496,485	366,065
Other current liabilities	(120,493)	(67,033)
Net cash provided by operating activities	5,064,137	611,398

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(166,782)	-
Net cash used by investing activities	(166,782)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of note payable	(146,650)	-
Net change in short-term borrowing	(963,805)	(38,048)
Repayments of long-term borrowing	(2,918,335)	(717,947)
Net cash used by financing activities	(4,028,790)	(755,995)

Effect of exchange rate changes on cash	(1,246)	3,376

NET INCREASE (DECREASE) IN CASH	867,319	(141,221)

CASH AT BEGINNING OF THE PERIOD	2,264,438	638,639

CASH AT END OF THE PERIOD	$3,131,757	$497,418

SUPPLEMENTAL DISCLOSURES:
Interest paid	$722,793	$1,038,485

Income taxes paid	$50,517	$12,747

See accompanying notes to the unaudited consolidated financial statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 1 - Organization

Qingdao Oumei Real Estate Development Co., Ltd (“Oumei”) was incorporated as a limited liability company in Qingdao under the laws of the People’s Republic of China (“PRC” or “China”). Oumei is engaged in the development and sale of residential and commercial real estate properties located primarily in Pingdu, Laixi and Jimo cities of Shandong Province, China.

Oumei was established by Mr. Zhang Weiqing (51%) and Mr. Wang Shengguo (49%) on May 15, 2001 with a registered capital of approximately $604,000. On February 9, 2002, Mr. Wang Shengguo sold his interest in Oumei to Ms. Cheng Xiaoyan. Mr. Zhang and Ms. Cheng then increased their contribution to Oumei in proportion to their ownership interests by approximately $6,200,000 and $5,089,200 in 2003 and 2006, respectively. The equity interests percentages held by these individuals were 51% and 49%, respectively.

On September 20, 2007, Mr. Zhang and Ms. Cheng sold all their interests in Oumei to Leewell Investment Group Limited (“the Company” or "Leewell") for $13,167,110. Leewell is a Hong Kong based company with an authorized capital of HK$10,000 (approximately $1,282), and it was wholly owned by Mr. Zhou Li as nominee for Mr. Antoine Cheng, the father of Ms. Cheng, until October 2, 2009. On that date, all the outstanding shares of Leewell were sold to Longhai Holdings Company Limited, a company controlled by Mr. Cheng (See Note 5). The acquisition of Oumei by Leewell is considered a combination under common control. Acquired assets and liabilities are recorded at book value. Equity of Leewell is shown as outstanding from the earliest period presented. The financial statements of the two previously separate entities are retroactively combined for all periods presented. Because cash was exchanged in the transaction, an adjustment for $13,165,828 is shown in the consolidated statement of changes in shareholders’ equity for the year ended December 25, 2007 to eliminate the difference between the total cash of $13,167,110 used to purchase Oumei and the amount of Leewell's equity of $1,282. As a result of the acquisition, Oumei became a wholly foreign-owned enterprise with limited liability under the laws of China.

Since inception, the Company's activities have been limited to organizational efforts, obtaining initial financing, and preparing to make filings with the Securities and Exchange Commission ("SEC").

All significant intercompany transactions and balances are eliminated on consolidation.

Note 2 - Acquisition of Subsidiaries

On June 25, 2009, Oumei reached agreement with the shareholder of Caoxian Industrial Co., Ltd (“CXSY”) to acquire 100% of its equity interest by paying Chinese Yuan (“CNY”) 15,000,000 (approximately $2.2 million). Longhai Group, a related party (See Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition.

The following table summarizes the approximate estimated fair values of the assets and liabilities of CXSY at acquisition date.

Current assets	$16,396,000
Fixed assets	10,000
Current liabilities	(4,092,000)
Long term debt	(5,128,000)
Net assets acquired at FMV	7,186,000
Cash consideration	2,197,000
Difference	$(4,989,000)

90% of the above difference, approximately $4,490,000, was recorded in additional paid in capital as it was acquired from Longhai Group, a related party (See Note 5); the remaining 10%, approximately $499,000, was recorded as gain on business acquisition.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 2 - Acquisition of Subsidiaries (Continued)

On September 25, 2009, Oumei reached agreement with the shareholder of Longhai Real Estate Properties Co., Ltd (“LHFDC”) to acquire 100% of its equity interest by paying CNY20,000,000 (approximately $2.9 million). Longhai Group, a related party (See Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition.

The following table summarizes the approximate estimated fair values of the assets and liabilities of LHFDC at acquisition date.

Current assets	$28,262,000
Current liabilities	(20,842,000)
Net assets acquired at FMV	7,420,000
Cash consideration	2,934,000
Difference	$(4,486,000)

40% of the above difference, approximately $1,794,000, was recorded in additional paid in capital as it was acquired from Longhai Group, a related party (See Note 5); the remaining 60%, approximately $2,692,000, was recorded as gain on business acquisition.

The acquisitions of CXSY and LHFDC are considered as acquisitions from a related party; therefore, the cash consideration paid did not represent the market value that would have been paid had the transaction been at arm’s length.

The amounts of revenue and earnings of CXSY since June 25, 2009 which were included in the Consolidated Statement of Income and Comprehensive Income for 2009 were approximately $6,447,000 and $1,491,000, respectively.

The amounts of revenue and earnings of LHFDC since September 25, 2009 which were included in the Consolidated Statement of Income and Comprehensive Income for 2009 were approximately $21,962,000 and $7,862,000, respectively.

For the quarter ended March 25, 2010, the Consolidated Statement of Income and Comprehensive Income include 3 months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong, Weifang Industry, Qi Lu Guo Tai, Weifang Zhiye, CXSY and LHFDC.

For the quarter ended March 25, 2009, the Consolidated Statement of Income and Comprehensive Income include 3 months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong, Weifang Industry, Qi Lu Guo Tai, and Weifang Zhiye

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of the financial statements include the selection of the useful lives of property and equipment and the provision necessary for uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instruments could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, restricted cash, revenue in excess of billings, contracts receivable, related party and other receivables, accounts payable, notes payable, related party and other payables, customer deposits, and short term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of long term bank loans to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Reporting Currency and Foreign Currency Translation

The functional currency of Oumei and its subsidiaries is CNY and the Company’s reporting currency is the United States Dollar (“USD”). The assets and liabilities of Oumei and its subsidiaries are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in the Statements of Income and Comprehensive Income in accordance with ASC 220, Comprehensive Income. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the Statements of Income and Comprehensive Income as incurred. The transaction gains and losses were immaterial for the all periods presented.

Since July 2005, the CNY is no longer pegged to the USD. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the CNY may appreciate or depreciate significantly in value against the USD in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the CNY exchange rate and lessen intervention in the foreign exchange market. Therefore, the Company’s foreign currency exchange gains and losses may be magnified by PRC exchange control regulations that restrict the Company’s ability to convert CNY into foreign currencies.

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year. As such, the change in principle had no effect on retained earnings at December 26, 2008.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by an independent third party hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on a real estate transaction are recognized in the period in which the transaction occurs.

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and gross floor area.

Capitalization of Interest

In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under construction. All other interest is expensed as incurred.

For the quarters ended March 25, 2010 and March 25, 2009, total interest incurred by the Company was $722,793 and $1,038,485 respectively, of which capitalized interest was $559,736 and $573,797, respectively.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Concentration of Risks

The Company sells residential and commercial units to residents and small business owners. In the first quarter of 2010, the Company recorded approximately $19,534,151 of sales and contracts receivable from the sales of affordable housing to City Government of Qingdao for the Real-Estate Development Management Bureau for a relocation program. Such sales are approximately 69% of the total sales in the first quarter of 2010 and the related contracts receivable comprise about 57% of the total contracts receivable as of March 25, 2010. The total accounts receivable due from the city government mentioned above was approximately 87% of the total accounts receivables as of March 25, 2010.

For the quarter ended March 25, 2010, the Company had two major constructors for most of its construction services and construction materials: Qingdao Zhongxing Construction Ltd and Longhai Construction Ltd., a related party. In the first quarter of 2010 and 2009 Oumei made payments to Longhai Construction Ltd. (See Note 5) of approximately $1,579,000 and $1,241,000, respectively.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and methods of taxation, among other things.

The Company has a credit risk exposure of uninsured cash in banks of $4,177,844 as of March 25, 2010 and $3,790,895 as of December 25, 2009. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC and Hong Kong. All PRC bank balances are denominated in CNY. Hong Kong bank balances are denominated in USD. As of March 25, 2010 and December 25, 2009, the Company had no cash equivalents.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private banks within the PRC and Hong Kong.

Restricted Cash

PRC banks grant mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes to the purchasers. If the condominiums are not completed and the new homeowners have no ownership documents to secure the loan, the bank will deduct 5% of the homeowner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $1,284,242 as of March 25, 2010 and $1,641,778 as of December 25, 2009.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's or debtor's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted. As of March 25, 2010 and December 25, 2009, the allowances for doubtful accounts are $1,429,533 and $1,617,114 for contracts receivable, and $288,985 and $272,361 for other receivables, respectively.

An allowance for contracts receivable is established as follows: 50% of the balances aged between one and two years and over CNY100,000 (approximately $15,000); 10% of the balances aged between one and two years and under CNY100,000 (approximately $15,000); and 100% of the balances aged over two years.

Inventory

Inventory is stated at the lower of cost or market, on a specific identification basis. In addition to direct land acquisition, land development and construction costs, costs include interest and direct overhead which are capitalized to inventories during the period beginning with the commencement of construction and ending with the completion of construction.

Property, Plant and Equipment, Net

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Lives
Buildings and improvements	20 years
Vehicles	5 years
Office equipment and others	5 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterments to property, plant and equipment are capitalized and depreciated over the remaining useful life of the asset.

Impairment of Long-lived Assets

The Company reviews its long-lived assets other than goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. There was no impairment loss recognized for long-lived assets for the quarters ended March 25, 2010 and March 25, 2009.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Goodwill

The Company accounts for acquisitions of business in accordance with ASC 805, Business Combinations, which results in the recognition of goodwill when the purchase price exceeds the fair value of net assets acquired. Goodwill is not subject to amortization but will be subject to at least an annual evaluation for impairment. The Company has performed such annual evaluation in 2009 and determined that goodwill was not impaired as of December 25, 2009.

Goodwill is stated in the consolidated balance sheet at cost less accumulated impairment loss. An analysis of changes in goodwill is as follows:

	March 25, 2010	December 25, 2009
Opening balance	$$3,620,670	$3,596,117
Effect of exchange rate change	(2,467)	24,553
Closing balance	$3,618,203	$3,620,670

Land Use Rights

Land use rights are related to the development rights for acres of land in various projects. These rights are capitalized until a development project commences on the land for which the rights have been acquired. At this time, the rights are transferred to properties under construction inventory.

Income Taxes

The Company follows ASC 740, Income Taxes, which require the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is governed by the Income Tax Laws of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% since January 1, 2008 and 33% prior to that date on taxable income.

According to the Income Tax Laws of the PRC for real estate developers, income tax of the Company is calculated by project. When all units of a project are sold, the PRC tax department will assess the tax due on the project and issue a tax due notification to the Company. The Company has to pay the tax by the due date on the notification. If the Company does not pay the tax by the due date, the tax department will charge the Company interest. The Company includes any interest and penalties in general and administrative expenses.

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and it prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the PRC government. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current PRC government officials. Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of March 25, 2010 is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of March 25, 2010, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowing costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the three months ended March 25, 2010 and March 25, 2009 were net income and the foreign currency translation adjustment.

Statement of Cash Flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Advertising Expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs.

For the quarters ended March 25, 2010 and March 25, 2009, the Company recorded an advertising expense of $88,231 and $162,504, respectively.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 3 - Summary of Significant Accounting Policies (Continued)

Property Warranty

The Company and its subsidiaries provide customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period is one year. The Company constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property.

Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Company monitors the warranty reserve and makes adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Company may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Company also withholds up to 5% of the contract cost from subcontractors for periods of two to five years. These amounts are included in current liabilities, and are only paid to the extent that there have been no warranty claims against the Company relating to the work performed or materials supplied by the subcontractors. For the quarters ended March 25, 2010 and March 25, 2009, the Company has not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors.

Note 4 - Contracts Receivable

Contracts receivable consists of balances due from customers for the sale of residential and commercial units. In cases where the customers deposit more than 50% of the total purchase price, the Company may defer the remaining purchase price. These deferred balances are unsecured, bear no interest and are due within 360 days from the date of the sale. Contracts receivable are presented net of an allowance for doubtful accounts of $1,429,533 as of March 25, 2010 and $1,617,114 as of December 25, 2009 respectively.

Note 5 - Related Party Transactions

As of March 25, 2010 and December 25, 2009, the Company has a total of $6,359,857 and $2,949,102, respectively, due from Longhai Group and its subsidiaries. Mr. Antoine Cheng is the controlling shareholder of Longhai Group (See Notes 1 and 2). These balances have no stated terms for repayment and are not interest bearing.

Note 6 - Inventories

Inventories include properties held for sales and properties under construction. The following summarizes the components of real estate inventories at March 25, 2010 and December 25, 2009:

	March 25, 2010	December 25, 2009
Properties held for sale	$33,338,652	$35,549,529
Properties under construction	23,492,406	33,552,748
Properties held for sale pledged for mortgage loans	909,065	2,132,197
Properties under construction pledged for mortgage loans	33,710,107	35,218,228
Total	$91,450,230	$106,452,702

Note 7 - Other Receivables, Net

Other receivables consist of various cash advances to employees and unrelated companies with which the Company has business relationships. These amounts are unsecured, non-interest bearing and generally short term in nature. As of March 25, 2010 and December 25, 2009, the balance of other receivables was $110,567 and $1,634,987, respectively, which is net of an allowance for doubtful accounts of $288,985 and $272,361, respectively.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 8 - Property and Equipment, Net

Property and equipment consist of the following at March 25, 2010 and December 25, 2009:

	March 25, 2010	December 25, 2009
Buildings and improvements	$3,754,112	$3,756,672
Vehicles	555,584	392,615
Office equipment and others	71,494	67,938
Idle assets	1,760,400	1,761,600
	$6,141,590	$5,978,825
Accumulated depreciation	(1,052,391)	(987,118)
Property and equipment, net	$5,089,199	$4,991,707

Depreciation expense for the quarters ended March 25, 2010 and March 25, 2009 was $65,924 and $81,381, respectively, and is included in general and administrative expenses on the Statements of Income and Comprehensive Income.

Note 9 - Accounts Payable

As of March 25, 2010 and December 25, 2009, the Company has accounts payable $145,735 and $487,238, respectively.

Note 10 - Customer Deposits

Customer deposits consist of amounts received from customers relating to the sale of residential and commercial units in the PRC. In the PRC, customers will generally obtain permanent financing for the purchase of their residential unit prior to the completion of the project. The lending institution will provide the funding to the Company upon the completion of the financing rather than the completion of the project. The Company receives these funds and recognizes them as a current liability until the revenue can be recognized. As of March 25, 2010, the Company has received $22,626,395 deposits from customers compared to $19,780,472 as of December 25, 2009.

Note 11 - Other Payables

Other payables consist of various cash advances from unrelated companies and individuals with which management of the Company has business relationships. These amounts are unsecured, non-interest bearing and short term in nature. As of March 25, 2010 and December 25, 2009, the balances of other payables are $3,946,052 and $4,186,745, respectively.

Note 12 - Taxes Payable

Taxes payable consist of the following at March 25, 2010 and December 25, 2009:

	March 25, 2010	December 25, 2009
Business tax	$7,556,751	$6,461,389
Income tax	18,979,731	18,847,145
Others	992,725	741,422
Total	$27,529,207	$26,049,956

The Company prepaid LAT and other taxes of $1,460,369 and $1,461,670 as of March 25, 2010 and December 25, 2009, respectively, which are classified as prepaid expenses.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 13 - Short-term Loans

As of March 25, 2010 and December 25, 2009, the Company has several short-term loans from banks and employees totaling $1,753,446 and $2,719,432, respectively. The weighted average interest rate for the short-term bank loans was approximately 7.44% on March 25, 2010 and 5.82% at December 25, 2009. The weighted average interest rate for employee loans was approximately 6.43% on March 25, 2010 and 5.64% as of December 25, 2009.

The short-term loans were borrowed from several financial institutions. Interest expense incurred was $163,057 and $56,829 for the first quarters of 2010 and 2009, respectively. There was no capitalized interest from short-term loans in the first quarters of 2010 and 2009.

Note 14 - Long-term Debt

The Company has long-term loans from various financial institutions totaling $36,675,000 as of March 25, 2010 and $39,621,320 as of December 25, 2009. The payment schedule for the long-term loans is as follows:

For the year ending December 25, 2010	$32,271,000
For the year ending December 25, 2011	$4,404,000

All long-term loans are borrowed for construction projects. The interest rates of the long term loans ranged from approximately 5.31% to 8.02% in the quarter ended March 25, 2010 and 7.43% to 14.72% in the quarter ended March 25, 2009.

Total interest incurred was $559,736 and $981,656 in the first quarters of 2010 and 2009, respectively, of which capitalized interest was $559,736 and $573,797, respectively.

Note 15 - Income Taxes

Beginning January 1, 2008, the new Chinese Enterprise Income Tax (“EIT”) law replaced the former income tax laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate previously applicable to both DEs and FIEs.

A reconciliation between approximate taxes computed at the US statutory rate of 34% and the Company's effective tax rate is as follows:

	March 25, 2010	March 25,2009
At US statutory rate of 34%	$2,061,000	$1,971,000
Tax effect of permanent difference	605,000	10,000
Effect of statutory rate difference	(694,000)	(519,000)
Change in valuation allowance	(19,000)	95,000
Others	-	7,000
Income tax at effective rate	$1,953,000	$1,564,000

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 15 - Income Taxes (Continued)

The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities are presented below.

	March 25, 2010	December 25, 2009
Deferred tax assets
Short term deferred tax assets:
Allowance for bad debt	$430,000	$472,000
Less: Valuation allowance	(430,000)	(472,000)
	-	-
Long term deferred tax assets:
Net operating loss carryforwards	$400,000	$378,000
Combined effect due to reporting revenues and expenses differently for financial statement and income tax purposes	520,000	548,000
Less: Valuation allowance	(292,000)	(269,000)
	$628,000	$657,000
Deferred tax liabilities
Combined effect due to reporting revenues and expenses differently for financial statement and income tax purposes	$10,505,000	$8,782,000

As of March 25, 2010, the Company has net operating loss carryforwards of approximately $1,282,000 which expire at varying years through 2013, and net operating loss carryforwards of approximately $484,000, which will not expire.

Note 16 - Appropriated Retained Earnings

In accordance with the PRC Company Law, the Company is required to transfer 15% of its profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory surplus reserve (the “SSR”) until such reserve reaches 50% of the registered capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the SSR may be distributed to stockholders in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

The Company appropriates retained earnings at the end of each quarter and will determine the annual appropriation to the reserve funds at the year end when the annual net income is finalized.

Note 17 - Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance, injury insurance and pregnancy insurance are established for the employees during the term of employment. For the quarter ended March 25, 2010, the Company contributed $31,458 (2009: $29,728).

Note 18 - Recent Pronouncements

ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force

This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 18 - Recent Pronouncements (Continued)

ASU No. 2009-14, Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements – a consensus of the FASB Emerging Issues Task Force

The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

This ASU concludes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity. The ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.

ASU No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets

Among other provisions, this ASU eliminates the concept of a “qualifying special-purpose entity” from SFAS No. 140 and removes the exception from applying FIN No. 46(R) to qualifying special-purpose entities. This ASU is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.

ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities

Among other provisions, this ASU amends FIN No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This ASU is effective at the beginning of a company’s first fiscal year that begins after November 15, 2009.

ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements

This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements. The ASU requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

ASU No. 2010-08, Technical Corrections to Various Topics

This ASU eliminates certain inconsistencies and outdated provisions and provides needed clarifications. The changes are generally non substantive in nature and will not result in pervasive changes to current practice. However, the amendments that clarify the guidance on embedded derivatives and hedging (ASC Subtopic 815-15) may cause a change in the application of that Subtopic. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The other amendments are effective as of the first reporting period (including interim periods) beginning after February 2, 2010.

None of these recent pronouncements, whether adopted in the current quarter or effective in the future, have had or are expected to have a material effect on the Company’s financial position or results of operations.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 25, 2010 AND 2009

Note 19 - Subsequent Events

The Company has evaluated the subsequent events through June 1, 2010, the date the financial statements were issued.

On April 14, 2010, the Company entered into a Share Exchange Agreement with Dragon Acquisition Corporation, a publicly-held Nevada corporation (“Dragon”), Longhai Holdings Company Limited (“Longhai Holdings”), the sole shareholder of the Company, and Mr. Antoine Cheng, the sole shareholder of Longhai Holdings, pursuant to which Dragon acquired 100% of the issued and outstanding capital stock of the Company from Longhai Holdings in exchange for 29,235,000 ordinary shares, par value $0.002112 per share of Dragon, which constituted 94.31% of Dragon’s issued and outstanding shares on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

As a result of this transaction, the Company has become a wholly-owned subsidiary of Dragon and Longhai Holdings became the controlling shareholder of Dragon. For accounting purposes, the share exchange transaction with Dragon was treated as a reverse acquisition, with the Company as the acquirer and Dragon as the acquired party.

Concurrent with the completion of the acquisition, Dragon completed a private placement with a group of accredited investors of 2,774,700 units at a price of $4.00 per unit for aggregate gross proceeds to Dragon of $11,098,800. Each unit consists of one preference share and one warrant to purchase 0.5 ordinary shares. The warrants have a term of five years, bear an exercise price of $6.00 per share (subject to customary adjustments), and are exercisable on a net exercise or cashless basis by investors at any time after the closing date.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Special Note Regarding Forward Looking Statements

Statements contained herein include “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;
  our dependence on the growth of the real estate market in China and in the local areas in which we do business; and
  our ability to maintain or increase our market share in the competitive markets in which we do business.

Also, forward-looking statements represent our estimates and assumptions only as of the date hereof. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Terms

Except as otherwise indicated by the context, references herein to “we,” “us,” “our,” “our Company,” or “the Company” are to the combined business of Dragon Acquisition and its consolidated subsidiaries, Leewell, Oumei, Caoxian Industrial, Longhai Hotel, Longhai Real Estate, Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Zhiye, Weifang Qilu, Weihai Economic and Weihai Mingwei.

In addition, unless the context otherwise requires:

  “Caoxian Industrial” refers to Caoxian Industrial Properties Co., Ltd., a PRC limited company;
  “Dragon Acquisition” refers to Dragon Acquisition Corporation, a Cayman Islands company;
  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;
  “Leewell” refers to Leewell Investment Group Limited, a Hong Kong company;
  “Longhai Hotel” refers to Longhai Hotel Co., Ltd., a PRC limited company;
  “Longhai Real Estate” refers to Longhai Real Estate Properties Co., Ltd., a PRC limited company;
  “Oumei” refers to Qingdao Oumei Real Estate Development Co., Ltd., a PRC limited company;
  “PRC,” “China,” and “Chinese,” refer to the People’s Republic of China;
  “Qingdao Xudong” refers to Qingdao Xudong Real Estate Development Co., Ltd., a PRC limited company;
  “Renminbi” and “RMB” refer to the legal currency of China;
  “SEC” refers to the Securities and Exchange Commission;
  “Securities Act” refers to the Securities Act of 1933, as amended;
  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States;
  “Weifang Longhai Industry” refers to Weifang Longhai Industry Co., Ltd., a PRC limited company;
  “Weifang Longhai Zhiye” refers to Weifang Longhai Zhiye Co., Ltd., a PRC limited company;
  “Weifang Qilu” refers to Weifang Qilu Guotai Properties Co., Ltd., a PRC limited company;
  “Weihai Economic” refers to Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd., a PRC limited company; and
  “Weihai Mingwei” refers to Weihai Mingwei Industry Co., Ltd., a PRC limited company.

Overview

We are one of the leading real estate development companies located in Qingdao, Shandong province, China. In 2008, we were recognized in the Qingdao Construction Committee’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, and several other factors.

Through our Chinese subsidiaries, we develop and sell residential and commercial properties, targeting middle and upper income customers in the coastal region of the Shandong peninsula (Greater Qingdao) located in northeastern China, including the cities of Qingdao, Weihai, and Yantai, as well as other inland locations, including Weifang.

As of March 25, 2010, we have completed 15 projects having a gross floor area, or GFA, of 1,191,722 square meters, of which more than 91.8% has been sold. In addition, we have seven projects under construction with a total GFA of 735,274 square meters.

Our mission is to provide high-quality, comfortable, and convenient living space to middle and upper income customers, primarily in Shandong Province and in other provinces in China, while also earning for our shareholders an internal rate of return that exceeds our cost of capital. We expect to increase our market share through aggressive internal growth and prudent acquisitions in Shandong Province and in other provinces in China. Our goal is to be one of the top two real estate developers in Greater Qingdao in the next five years by capturing and exploiting the growth opportunities in Shandong Province and by providing the most desirable coastal and inland apartments to middle and upper income customers, as well as by increasing our development of commercial properties.

Recent Developments

Reverse Acquisition of Leewell

On April 14, 2010, we completed a reverse acquisition transaction through a share exchange with Leewell whereby we acquired 100% of the issued and outstanding capital stock of Leewell, in exchange for 29,235,000 ordinary shares, par value $0.002112 per share, which shares constituted 94.31% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Leewell became our wholly-owned subsidiary and Longhai Holdings Company Limited, or Longhai Holdings, the former shareholder of Leewell, became our controlling shareholder. The share exchange transaction with Leewell was treated as a reverse acquisition for accounting purposes, with Leewell as the acquirer and Dragon Acquisition as the acquired party. Unless the context suggests otherwise, when we refer herein to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leewell and its consolidated subsidiaries.

Upon the closing of the reverse acquisition on April 14, 2010, Mr. David Richardson resigned from our board of directors, effective immediately, and Mr. Joseph Rozelle submitted a resignation letter in which he resigned from all offices that he held effective immediately and from his position as our director that became effective on May 1, 2010.

Also upon the closing of the reverse acquisition, our board of directors increased its size from two (2) to three (3) members and appointed Mr. Antoine Cheng, Mr. Weiqing Zhang, and Mr. Zhongbo Zhou to fill the vacancies created by the resignations of Messrs. Richardson and Rozelle and such increase. Mr. Cheng’s appointment became effective upon closing of the reverse acquisition on April 14, 2010, while appointments of Messrs. Zhang and Zhou became effective on May 1, 2010. In addition, our board of directors appointed Mr. Antoine Cheng to serve as the Chairman of the Board, Mr. Weiqing Zhang to serve as our Chief Executive Officer and President, and Mr. Yang Chen to serve as our Chief Financial Officer and Vice President, effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Leewell, we now own all of the issued and outstanding capital stock of Leewell, which in turn owns Oumei and its Chinese subsidiaries. Leewell was established in Hong Kong on August 10, 2007 to serve as an investment holding company. Oumei was established in the PRC on May 15, 2001. Its principal activities include the development and sales of residential and commercial properties in Qingdao and other cities in Shandong Province, China, which we also refer to as Greater Qingdao.

On September 20, 2007, Leewell acquired 100% of the equity interests in Oumei from its shareholders, including Mr. Weiqing Zhang, Oumei’s Chief Executive Officer and President, for RMB 97,010,000 (approximately $13.1 million). In October 2007, the acquisition was approved by the appropriate Chinese authorities, and Oumei’s status changed from a Chinese domestic company to a wholly-owned foreign enterprise.

Oumei has three branch offices, located in Jimo, Pingdu, and Laixi, and has purchased the following nine Chinese subsidiaries:

  Weihai Mingwei, purchased on January 19, 2008 for RMB 110,000,000 (approximately $15 million);
  Longhai Hotel, purchased on January 22, 2008 for RMB 110,000,000 (approximately $15 million);
  Weihai Economic, purchased on January 23, 2008 for RMB 140,000,000 (approximately $19 million);
  Qingdao Xudong, purchased on January 24, 2008 for RMB 60,000,000 (approximately $8.3 million);
  Weifang Longhai Industry, purchased on August 27, 2008 for RMB 30,000,000 (approximately $4.4 million);
  Weifang Longhai Zhiye, purchased on August 28, 2008 for RMB 30,000,000 (approximately $4.4 million);
  Weifang Qilu, purchased on August 29, 2008 for RMB 40,000,000 (approximately $5.8 million);
  Caoxian Industrial, purchased on June 25, 2009 for RMB 15,000,000 (approximately $2.2 million); and
  Longhai Real Estate, purchased on September 25, 2009 for RMB 20,000,000 (approximately $2.9 million).

As a result of our reverse acquisition of Leewell, we have assumed the business and operations of Leewell and its Chinese subsidiaries. We plan to change our name to “China Oumei Real Estate Inc.” to more accurately reflect our new business operations.

Financing Transaction

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 2,774,700 units, or the Units, for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of share of our 6% Convertible Preference Shares, par value $0.002112 per share, or the Preference Shares, and one warrant to purchase 0.5 ordinary shares, or the Warrants. The Warrants have a term of 5 years, bear an exercise price of $6.00 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date.

Pursuant to a subscription agreement that we entered into with the investors, we are obligated to file a registration statement covering the resale of the ordinary shares underlying the Preference Shares and the Warrants no later than thirty (30) days following the closing date and shall use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing date. If we do not timely file the required registration statement, or if it is not declared effective by the SEC in a timely manner, then we are obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the subscription agreement, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC.

In connection with the private placement, we entered into a make good escrow agreement with Longhai Holdings, our controlling shareholder, Collateral Agents, LLC, the escrow agent, and Access America Investments, LLC, as representative of the investors, pursuant to which the parties agreed to certain “make good” provisions in the event that we do not meet certain financial performance thresholds for fiscal years 2010 and 2011. Pursuant to the make good escrow agreement, the parties agreed to the establishment of an escrow account and Longhai Holdings delivered into escrow certificates evidencing 7,500,000 ordinary shares held by it, to be held for the benefit of the investors. Under the make good escrow agreement, we established minimum after tax net income thresholds (as determined in accordance with GAAP and excluding any non-cash expenses and one-time expenses related to the reverse acquisition of Leewell and the private placement transaction) of $40 million for fiscal year 2010 and $60 million for fiscal year 2011 and minimum earnings per share thresholds (calculated on a fully diluted basis and including adjustment for any stock splits, stock combinations, stock dividends or similar transactions, and for shares issued in one public offering or pursuant to the exercise of any warrants, options, or other securities issued during or prior to the calculation period) of $1.13 for fiscal year 2010 and $1.70 for fiscal year 2011. If our after tax net income or earnings per share for either fiscal year 2010 or fiscal year 2011 is less than 90% of the applicable performance threshold, then the performance threshold will be deemed not to have been achieved, and the investors will be entitled to receive ordinary shares based upon a pre-defined formula agreed to between the parties. The parties agreed that, for purposes of determining whether or not any of the performance thresholds is met, the release of any of the escrowed shares and any related expense recorded under GAAP shall not be deemed to be an expense, charge, or any other deduction from revenues even if GAAP requires contrary treatment or the annual report for the respective fiscal years filed with the SEC by the Company may report otherwise.

Also in connection with the private placement, we entered into a holdback escrow agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $2,219,760 was deposited with the escrow agent to be distributed upon the satisfaction of certain covenants set forth in the subscription agreement. Pursuant to the holdback escrow agreement, $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the composition of our board of directors and $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the hiring of a chief financial officer meeting the requirements specified in the subscription agreement. Pursuant to the holdback escrow agreement, an additional $1,000,000 was deposited with the escrow agent to be released to us in incremental amounts to pay for fees and expenses relating to our obligations as a public company.

We also entered into the investor relations escrow agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $120,000 was deposited with the escrow agent to be distributed in incremental amounts to pay our investor relations firm, the choice of which is subject to the placement agent’s approval.

In connection with the private placement, we also entered into a lockup agreement with Longhai Holdings and each of our directors and officers, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the closing of the private placement.

Registration Statement

On May 7, 2010, we filed a registration statement on Form S-1 for (1) resale by certain selling stockholders, including the investors in the financing transaction, of 765,000 ordinary shares, 2,774,700 ordinary shares underlying Preference Shares, and 1,526,085 ordinary shares that have been or may be acquired upon the exercise of warrants and (2) the public offering of a yet to be determined amount of ordinary shares by us through certain underwriters named in the registration statement, as well as warrants and ordinary shares underlying the warrants to be received by the underwriters in the public offering.

First Quarter Financial Performance Highlights

In this quarter, we improved our performance in terms of total sales and gross profit, however our gross profit margin and net income decreased on the year-over-year basis, primarily as a result of an increase in selling expenses related to pre-sales expenses for our Xudong villager relocation project and Weihai International Plaza project, and an increase in general and administration expenses related to our reverse acquisition and financing transactions described above.

The following summarizes certain key financial information for the first quarter.

  Total Sales: Total sales was $28.2 million for the three months ended March 25, 2010, an increase of $11.4 million, or 67.8%, from $16.8 million for the same period last year.

  Gross Profit and Margin: Gross profit was $7.0 million for the three months ended March 25, 2010 as compared to $6.6 million for the same period last year. Gross margin was 24.8% for the three months ended March 25, 2010 as compared to 39.6% for the same period last year.

  Net Income: Net income was $4.1 million for the three months ended March 25, 2010, a decrease of $0.1 million, or approximately 2.4%, from $4.2 million for the same period of last year.

  Fully diluted net income per share: Fully diluted net income per share was approximately $0.040 for the three months ended March 25, 2010, as compared to approximately $0.041 for the same period last year.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese economy. We operate in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our properties, the availability and prices of our raw materials, and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of more than 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption. However, if the global economic recession were to become more protracted, China’s growth might be somewhat more modest, since China has not been entirely immune to the global economic slowdown and has been experiencing a slowing in its growth rate.

  Growth of the Chinese real estate market and the local markets in which our properties are sold. China’s real estate bull market began more than six years ago. According to the National Bureau of Statistics of China, the total GFA of residential and commercial properties sold increased from 224.1 million square meters in 2001 to 937.1 million square meters in 2009, a compound annual growth rate of 19.6%. Qingdao’s real estate market has also experienced strong growth since 2001. According to the Qingdao Statistics Yearbooks 2004-2008 and the Qingdao Municipal Bureau of Statistics, the compound annual growth rate, or CAGR, in Qingdao from 2003 to 2008 for GFA completed was 4.1%, the CAGR for GFA sold was 11.2%, and the CAGR for the average prices of properties in Qingdao was 16.6%. Weihai’s real estate market has seen similar increases. According to the Weihai Statistics Yearbooks 2004-2008 and the Qingdao Municipal Bureau of Statistics, the CAGR from 2003 to 2008 of GFA completed was 12.8%, for the GFA sold was 18.5%, and for average prices of properties in Weihai was 12.4%. Despite moderations in growth caused by the current global economic weakness in 2008 and 2009, we believe the structural forces in China and in the markets in which we sell our properties support continuing good demand for real estate during the next 10 years, however there can be no assurance that current trends will continue.

  China’s Economic Stimulus Programs. In response to the global financial and economic crisis, the Chinese government announced a RMB 4 trillion stimulus program on November 27, 2008. Within the RMB 4 trillion package, about RMB 400 billion will go toward civil works, including low-income housing and renovation, which we believe will benefit the Shandong Province. Two additional categories (technology advances and industry restructuring, which together will be allocated RMB 370 billion, and infrastructure, which will be allocated RMB 1.5 trillion) are also expected to benefit industries in Qingdao, Weihai, Weifang, and the entire Shandong Province. On February 26, 2009, China’s State Council reinforced China’s 2008 stimulus package by further measures to stimulate specific industries in 2009. The industries included automobile, iron and steel, textiles, equipment manufacturing, shipbuilding, electronics and information technology, petrochemicals, light industries, nonferrous metals, and logistics. We believe China’s RMB 4 trillion stimulus package and its further efforts focused on 10 industries will improve Greater Qingdao’s economy, further strengthen the region’s long-term competitive ability, and support the demand for middle and upper income housing, as well as the need for better commercial and office space, and a few world-class hotels. However, although individuals and governments around the world hope that government stimulus efforts are starting to have the desired effects, the true benefits of these and perhaps additional stimulus efforts by local, provincial, and national governments in China, as well as by other countries, is not yet assured, since the sustainability of the global economic recovery is yet to be proven.

  Public and government reaction to a possible over-stimulated real estate market. China’s National People’s Congress, or NPC, the nation’s body that creates legally binding motions and laws, and the Chinese People’s Political Consultative Conference, or CPPCC, the nation’s top advisory (but not legally binding) body consisting of representatives from all regions and most walks of life in China, both met in early March 2010 in Beijing. On the agenda of the NPC and the CPPCC were subjects that included the real estate market, property prices, low- income housing, mortgage controls, the rise in housing prices beyond affordability for some people, the allocation of land for housing and commercial development, and the current taxation system as it influences housing and private sector incentives to develop affordable housing. The influence of these discussions on the nation’s real estate market and the effect on our business, if any, is not yet known.

Results of Operations

Comparison of Three Months Ended March 25, 2010 and March 25, 2009

The following table shows key components of our results of operations during the three months ended March 25, 2010 and 2009, in both dollars and as a percentage of our total sales.

	Three Months Ended			Three Months Ended
U.S. dollars, except percentages	March 25, 2010			March 25, 2009
		Percent of			Percent of
	Dollars	Total Sales		Dollars	Total Sales
Total Sales	$28,220,196	100.00%		$16,813,349	100.00%

Cost of sales	(21,221,396)	(75.16%	)	(10,153,850)	(60.39%	)
Gross profit	7,008,800	24.84%		6,659,499	39.61%

Advertising expenses	(88,231)	(0.31%	)	(162,504)	(0.97%	)
Selling expenses	(18,401)	(0.07%	)	(8,571)	(0.05%	)
Bad debt recovery	169,612	0.60%		126,560	0.75%
General and administrative expenses	(840,933)	(2.98%	)	(544,400)	(3.24%	)
Income from operations	6,230,847	22.08%		6,070,584	36.1%

Miscellaneous income	(14,177)	(0.05%	)	191,336	1.14%
Interest expense	(155,384)	(0.55%	)	(464,060)	(2.76%	)
Income before income taxes	6,061,286	21.48%		5,797,860	34.48%
Income taxes	1,952,803	6.92%		1,563,556	9.30%
Net income	4,108,483	14.56%		4,234,304	25.18%

Foreign currency translation adjustment	(68,958)	(0.24%	)	348,288	2.07%
Comprehensive income	$4,039,525	14.32%		$4,582,592	27.25%

Total Sales. Our total sales increased 67.9% to $28.2 million in the three months ended March 25, 2010 from $16.8 million in the same period last year, mainly due to the higher sales of the completed projects in the first quarter of 2010.

Cost of sales. Our cost of sales increased 107.8% to $21.2 million in the three months ended March 25, 2010 from $10.2 million in the same period last year, mainly due to the increase in sales.

Gross profit and gross profit margin. Our gross profit increased 4.5% to $7.0 million in the three months ended March 25, 2010 from $6.7 million in the same period last year. The gross profit margin (gross profit as a percentage of total sales) was 24.8% for the three months ended March 25, 2010 and 39.6% for the three months ended March 25, 2009. The decline in the gross profit margin was primarily due to sales of new properties in a villager relocation project in Xudong which contributed approximately 69% of total sales in the first quarter of 2010. The prices of these units were previously fixed and were lower than the average selling price of the area, as our agreement with the Xudong government and Xudong villagers did not permit selling prices to fluctuate with the market.

Advertising expenses. Advertising expenses decreased 43.8% to $0.09 million in the three months ended March 25, 2010 from $0.16 million in the same period last year, mainly due to the fact that most of the existing projects were completed by the end of 2009 and the Company reduced its advertising efforts.

Selling expenses. Our selling expenses increased 122.2% to $0.02 million in the three months ended March 25, 2010 from $0.009 million in the same period last year, mainly due to pre-sales expenses related to our Weihai International Plaza project.

Bad debt recovery. Our bad debt recovery increased 33.9% in the three months ended March 25, 2010 from the same period last year, primarily due to the fact that management put more effort in receivables collection in the three months ended March 25, 2010.

General and administrative expenses. General and administrative expenses increased 55.6% in the three months ended March 25, 2010 from the same period in 2009, primarily due to expenses related to the reverse acquisition and financing transactions described above.

Interest expense. Interest expense decreased 65.2% to $0.16 million in the three months ended March 25, 2010 from $0.46 million in the same period in 2009, primarily due to the fact that the balance of the Company’s borrowings was less in the first quarter of 2010.

Income taxes. Income taxes increased 25% to $1.95 million in the three months ended March 25, 2010 from $1.56 million in the same period in 2009, mainly due to the higher income before taxes and the increase in effective tax rate resulting from permanent differences caused by non-deductible expenses.

Net income. Net income decreased 2.4% to $4.1 million in the three months ended March 25, 2010 from $4.2 million in the same period last year, primarily as a result of an increase in selling expenses related to pre-sales expenses relating to our Weihai International Plaza project, the decrease of gross profit margin due primarily to our Xudong villager relocation project, and an increase in general and administration expenses related to our reverse acquisition and financing transactions described above.

Liquidity and Capital Resources

As of March 25, 2010, we had cash and cash equivalents of approximately $3.1 million. The following table provides a summary of our net cash flows from operating, investing, and financing activities. To date, we have financed our operations primarily through net cash flow from operations, augmented by short-term bank borrowings and equity contributions by our shareholders.

	Three Months Ended
U.S. Dollars	March 25,
	2010	2009
Net cash provided by operating activities	$5,064,137	$611,399
Net cash used in investing activities	(166,782)	-
Net cash used in financing activities	(4,028,790)	(755,995)
Effects of exchange rate change in cash	(1,246)	3,376
Net increase (decrease) in cash and cash equivalents	$867,319	$(141,221)

Operating Activities

In accordance with Accounting Standards Codification, or ASC, 230, Statement of Cash Flows, cash flows from our operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Net cash provided by operating activities was $5 million in the three months ended March 25, 2010, compared with $0.6 million provided by operating activities in the same period last year. Net income after adjustment for noncash items was $5.8 million in the three months ended March 25, 2010. This increase was augmented by a reduction in inventories of $14.9 million, an increase in income recognized but not billed of $3.7 million, collection of $1.4 million of other receivables, an increase in taxes incurred but not paid of $1.5 million, an increase of $2.9 million in deposits received from customers, and an increase of $0.4 million in restricted cash. This total increase of $30.6 million was offset by an increase of $3.4 million of loans to a related party and a $21.4 million income recognized but no payment was received.

Investing Activities

Net cash used in investing activities in the three months ended March 25, 2010 was $0.17 million while there was no cash used or generated from investing activities in the same period in 2009. The increase was mainly due to the purchase of fixed assets in the first quarter of 2010.

Financing Activities

Net cash used in financing activities in the three months ended March 25, 2010 was $4 million, compared with $0.76 net cash used in financing activities in the same period in 2009. The increase was mainly due to the repayment of bank loans during this period.

As of March 25, 2010, the amount, maturity date and term of each of our bank loans were as follows:

Bank	Amount Outstanding	Maturity Date	Duration
Rural Credit Cooperatives Fangzi Branch	RMB 9,000,000 (approximately $1,321,586)	Jan 13, 2011	1 year
China Agricultural Bank Jimo Branch	RMB 2,039,465 (approximately $299,481)	January, 2013	10 years
China Agricultural Bank Laixi Branch	RMB 913,130 (approximately $134,087)	November 2015	10 years
China Construction Bank Caoxian Branch	RMB 20,000,000 (approximately $2,936,858)	May 27, 2010	1year,7 months
China Industry and Commercial Bank Chengyang Branch	RMB 200,000,000 (approximately $29,360,000)	May 2010	3 years
China Construction Bank Weihai Branch	RMB 30,000,000 (approximately $4,404,000)	December 2011	2 years
TOTAL	RMB 261,952,595 (approximately $38,428,000)

We believe that our currently available working capital, including the aggregate proceeds of our capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations Under Material Contracts

The table below shows our contractual obligations as of March 25, 2010.

U.S. Dollars	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Long-term debt obligations	$36,675,000	$32,271,000	$4,404,000	$-	$-
Other obligations	-	-	-	-	-
Total	$36,675,000	$32,271,000	$4,404,000	$-	$-

Inflation

Inflation and changing prices have not had a material effect on our business, and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in the Chinese economy and the real estate industry and continually maintain effective cost controls in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to dramatic seasonal variations, although there is an increase in advertising and selling expenses when we begin pre-sales of new projects under construction. New market opportunities or new project introductions could change any perceived patterns, seasonal or operational.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by an independent third party hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on real estate transaction are recognized in the period in which the transaction occurs.

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods. Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and GFA.

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's or debtor's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

ITEM 3.        QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans and long-term bank loans. Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans, are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal. There were no material changes in interest rates for short-term bank loans renewed during the three months ended March 25, 2010.

A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings as of March 25, 2010, would decrease net income before provision for income taxes by approximately $96,070 for the three months ended March 25, 2010. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If RMB depreciates against the U.S. Dollar, the value of our RMB sales, earnings and assets as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of shareholders’ equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

ITEM 4.        CONTROLS AND PROCEDURES.

During the three months ended March 25, 2010, we were not subject to the disclosure controls and procedures requirements of Rule 13a-15 under the Exchange Act.

PART II
OTHER INFORMATION

ITEM 1.        LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

ITEM 1A.     RISK FACTORS.

There have been no material changes to the risk factors disclosed in our Current Report on Form 8-K filed with SEC on April 19, 2010. Investors are directed to the “Risk Factors” section contained in Item 2.01, “Completion of Acquisition or Disposition of Assets,” of such Form 8-K.

ITEM 2.        UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3.        DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.        (REMOVED AND RESERVED).

ITEM 5.        OTHER INFORMATION.

None.

ITEM 6.        EXHIBITS.

Not Applicable.